UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of Earliest Event Reported):  October 18, 2006

ALLIED BANCSHARES, INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	333-109462	92-0184877
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1800 Market Place Boulevard, Cumming, Georgia  30041

(Address of Principal Executive Offices, including Zip Code)

(770) 888-0063

(Registrant’s Telephone Number, including Area Code)

(Former Name, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

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Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 18, 2006, pursuant to the bylaws of Allied Bancshares, Inc. (the “Registrant”), the Board of Directors of the Registrant elected Richard E. Bell as a director of the Registrant.  Mr. Bell is Senior Vice President and Chief Financial Officer of the Registrant.  Mr. Bell is also Senior Vice President and Chief Financial Officer of First National Bank of Forsyth County, the bank subsidiary of the Registrant.

Mr. Bell will serve on the Audit Committee and the Asset and Liability Management Committee.

Mr. Bell was also elected a director of First National Bank of Forsyth County.

The election of Mr. Bell to the boards of directors of the Registrant and its bank subsidiary is subject to the approval of applicable banking regulators.

On September 18, 2006, pursuant to the bylaws of the Registrant, the Board of Directors of the Registrant elected Sam R. Story, III as a director of the Registrant.  Mr. Story is Executive Vice President and Chief Lending Officer of the Registrant.  Mr. Story is also President and Chief Lending Officer of First National Bank of Forsyth County, the bank subsidiary of the Registrant.

Mr. Story will also serve on the Loan Committee.

Mr. Story was also elected a director of First National Bank of Forsyth County.

The election of Mr. Story to the boards of directors of the Registrant and its bank subsidiary is subject to the approval of applicable banking regulators.

At the October 18 board meeting, Mr. Bell and Mr. Story were granted incentive stock options under the Allied Bancshares 2004 Stock Option Plan.  Each officer was granted an option to purchase 5,000 shares of Allied Bancshares common stock at the purchase price of $20.00 per share.  The term of the options is 10 years from the grant date, and the optionee may exercise the right to purchase 20% of the shares after each year of continuous employment after the grant date for five years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 25, 2006	ALLIED BANCSHARES, INC. By: s/Andrew K. Walker Andrew K. Walker Vice Chairman and Chief Executive Officer